Exhibit 2.2

CONFIDENTIAL TREATMENT GRANTED

UNDER C.F.R. SECTION 240.24b-2. [****]

INDICATES OMITTED MATERIAL THAT HAS BEEN GRANTED

CONFIDENTIAL TREATMENT BY THE COMMISSION.

THE OMITTED MATERIAL

HAS BEEN FILED SEPARATELY WITH THE

COMMISSION.

MANUFACTURING AGREEMENT

This MANUFACTURING AGREEMENT (this “Manufacturing Agreement”) is made as of March 29, 2017 (the “Effective Date”) by and between Meda Consumer Healthcare Inc., a Delaware corporation having principal offices at 781 Chestnut Ridge Road, EOB 245, Morgantown, WV 26505 (“Buyer”), Pharmaloz Manufacturing, Inc., a Delaware corporation, having principal offices at 500 N. 15th Avenue, Lebanon, PA 17046 (“Supplier”), and ProPhase Labs, Inc. (“ProPhase”), the parent of Supplier, solely with respect to Section 15.16. Buyer and Supplier may be referred to herein by name or individually, as a “Party” and collectively, as the “Parties.”

BACKGROUND

WHEREAS, Buyer and ProPhase have entered into an Asset Purchase Agreement, dated as of January 6, 2017 (as amended the “Purchase Agreement”), whereby ProPhase has agreed to sell to Buyer the Business Assets. Capitalized terms used but not otherwise defined herein shall have the meanings ascribed to them in the Purchase Agreement;

WHEREAS, the Purchase Agreement provides that the Parties hereto shall enter into this Manufacturing Agreement at the Closing; and

WHEREAS, Buyer desires to purchase from Supplier, and Supplier desires to supply to Buyer, the Products (as defined below) upon the terms and subject to the conditions set forth herein.

NOW, THEREFORE, in consideration of the covenants, conditions and undertakings hereinafter set forth, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Parties hereby agree as follows:

AGREEMENT

Article 1
DEFINITIONS / INTERPRETATION

For the purposes of this Manufacturing Agreement, the following capitalized words and phrases shall have the following meanings:

1.1       “Adverse Drug Experience” means any adverse event associated with the use of the Product in humans, whether or not considered drug-related, including the following: an adverse event occurring in the course of the use of such Product (as defined below) in professional practice; an adverse event occurring from drug overdose whether accidental or intentional; an adverse event occurring from drug abuse; an adverse event occurring from drug withdrawal; any failure of expected pharmacological action; or any other adverse event associated with the use of the Product that is reportable to Regulatory Authorities in accordance with any applicable Law in the Territory.

1.2       “AI” means zinc as the primary active ingredient.

CONFIDENTIAL TREATMENT GRANTED

UNDER C.F.R. SECTION 240.24b-2. [****]

INDICATES OMITTED MATERIAL THAT HAS BEEN GRANTED

CONFIDENTIAL TREATMENT BY THE COMMISSION.

THE OMITTED MATERIAL

HAS BEEN FILED SEPARATELY WITH THE

COMMISSION.

1.3       “Bankruptcy Event” means, with respect to a Party, (a) the making by it of a general assignment for the benefit of creditors, (b) the commencement by it of any voluntary petition in bankruptcy or suffering by it of the filing of an involuntary petition of its creditors, (c) the suffering by it of the appointment of a receiver to take possession of all, or substantially all, of its assets, (d) the suffering by it of the attachment or other judicial seizure of all, or substantially all, of its assets, (e) the admission by it in writing of its inability to pay its debts as they come due, or (f) the making by it of an offer of settlement, extension or composition to its creditors generally.

1.4       “cGMPs” means current good manufacturing practices and standards under Section 501(a)(2)(B) of the Food, Drug, and Cosmetic Act and 21 CFR Part 211, as applicable to homeopathic products, consistent with FDA Compliance Policy Guidance Section 400.400, and any corresponding practices and standards under applicable Law in the Territory, or the country in which the Product is Manufactured hereunder, subject to any arrangements, additions or clarifications, and the respective roles and responsibilities, agreed from time to time between the Parties.

1.5       “Components” means the AI, excipients, and any other product or material used in the Manufacture of the Products including the packaging materials.

1.6       “[****]” means the products set forth on Schedule 5.

1.7       “Facility” means the manufacturing facility for the Products located at 500 N. 15th Avenue, Lebanon, PA 17046.

1.8       “Inventory” means all finished goods, bulk, Components and other inventories of the Business that satisfies all applicable Law and the Specifications (as defined below) as more fully set forth on Schedule 3.

1.9       “Manufacture” or “Manufacturing” means the processes and procedures for the supply of the Products, including, (a) the supply and quality control of the Components; (b) the manufacture of the Products in bulk; (c) the bulk Packaging, and subsequent final Packaging and labeling of the Products; (d) the quality control of the finished version of the Products; and (e) the storage of the Products until shipment.

1.10        “Package” or “Packaging” means packaging finished Product(s) in accordance with applicable Specifications (as defined below).

1.11       “Price” means the price paid by Buyer for each Product as set forth on Schedule 1 of this Manufacturing Agreement and as may be modified from time to time in accordance with Section 3.2.

1.12       “Product(s)” means the product(s) identified on Schedule 1 to this Manufacturing Agreement, and any and all formulations, forms and dosage strengths thereof. Product shall include where applicable packaging required for effective use of the Product.

CONFIDENTIAL TREATMENT GRANTED

UNDER C.F.R. SECTION 240.24b-2. [****]

INDICATES OMITTED MATERIAL THAT HAS BEEN GRANTED

CONFIDENTIAL TREATMENT BY THE COMMISSION.

THE OMITTED MATERIAL

HAS BEEN FILED SEPARATELY WITH THE

COMMISSION.

1.13       “Product Validation Batches” shall mean the first three (3) batches of a formulation for a new Product that are manufactured at full commercial scale and intended for commercial sale.

1.14       “Regulatory Approval” means, with respect to a Product, all approvals, licenses, registrations or authorizations necessary to market and sell such Product in a particular jurisdiction in the Territory (including applicable approvals of labeling, price and reimbursement for such Product in such jurisdiction).

1.15       “Regulatory Authority” means any federal, national, state, provincial or local regulatory agency, department, bureau or other governmental entity, including the FDA, with authority over the development, Manufacture or commercialization (including approval of Regulatory Approvals) of any Product(s) in any jurisdiction in the Territory.

1.16       “Required Standards” means applicable Law, the Specifications, the Quality Agreement, the General Lead Time and Purchase Interval Guidance (attached hereto as Schedule 2), where applicable, and the warranties given by Supplier in Section 9.6.

1.17       “Specifications” means, with respect to a Product or applicable Component thereof, all written product, regulatory, Manufacturing, quality control and quality assurance procedures, processes, practices, standards, instructions and specifications applicable to the Manufacture of such Product or Component, as set forth in the Regulatory Approval for the Product and as otherwise provided by Buyer or its Affiliates to Supplier in writing from time to time.

1.18       “Territory” means the United States of America, including, but not limited to, any territories or possessions thereof.

1.19       “Third Party” means any Person other than Buyer, Supplier, or their respective Affiliates.

1.20       Additional Definitions. Each of the following terms shall have the meaning described in the corresponding Section of this Manufacturing Agreement indicated below:

Term	Section Defined	Term	Section Defined
Anti-Corruption Laws	9.3.1	Manufacturing Agreement	Preamble
Buyer	Preamble	MSDS	5.1
Buyer Indemnitees	11.1.1	Overpayment	3.2.3(b)
Buyer Inventions	8.1	Party or Parties	Preamble
COA/COC	5.1	Pharmacovigilance Agreement	7.2
Confidential Information	10.1	ProPhase-labeled Products	8.2
Conforming Inventory	3.2.3(a)	ProPhase Guaranteed Obligations	15.16
Conforming Inventory Price	3.2.3(a)	Quality Agreement	7.8
Delivery Time Period	2.7.3	Receiving Party	10.1
Disclosing Party	10.1	Recipients	10.2
Dispute	14.1	Required Changes	7.6
Effective Date	Preamble	Seller Cap	11.1.1
Failure to Supply	2.7.2(a)	Short Dated Product	2.9
Facility Sale Notice	13.1.1	Supplier	Preamble
Force Majeure	15.4	Supplier Indemnitees	11.1.2
Forecast	2.2	Technology Transfer Plan	12.3
Indemnify	11.1.1	Term	12.1
Initial Facility Audit	6.1	Third-Party Claim	11.1.1
Initial Term	12.1	Trade Control Laws	9.4.1
Laboratory	5.3
Liabilities	11.1.1

CONFIDENTIAL TREATMENT GRANTED

UNDER C.F.R. SECTION 240.24b-2. [****]

INDICATES OMITTED MATERIAL THAT HAS BEEN GRANTED

CONFIDENTIAL TREATMENT BY THE COMMISSION.

THE OMITTED MATERIAL

HAS BEEN FILED SEPARATELY WITH THE

COMMISSION.

1.21       Interpretation. The captions and headings to this Manufacturing Agreement are for convenience only, and are to be of no force or effect in construing or interpreting any of the provisions of this Manufacturing Agreement. Unless specified to the contrary, references to Articles, Sections, Schedules or Exhibits mean the particular Articles, Sections, Schedules or Exhibits to this Manufacturing Agreement and references to this Manufacturing Agreement include all Schedules and Exhibits hereto. Unless context clearly requires otherwise, whenever used in this Manufacturing Agreement: (i) the words “include” or “including” shall be construed as incorporating, also, “but not limited to” or “without limitation;” (ii) the word “or” shall have its inclusive meaning of “and/or;” (iii) the word “notice” shall require notice in writing (whether or not specifically stated) and shall include notices, consents, approvals and other written communications contemplated under this Manufacturing Agreement; (iv) the words “hereof,” “herein,” “hereunder,” “hereby” and derivative or similar words refer to this Manufacturing Agreement (including any Schedules and Exhibits); (v) provisions that require that a Party or the Parties “agree,” “consent” or “approve” or the like shall require that such agreement, consent or approval be specific and in writing; (vi) words of any gender include the other gender; (vii) words using the singular or plural number also include the plural or singular number, respectively; (viii) references to any specific law, or article, section or other division thereof, shall be deemed to include the then-current amendments thereto or any replacement thereof; and (ix) provisions that refer to Persons acting “under the authority of Buyer” shall include Buyer’s Affiliates and those Persons acting “under the authority of Supplier” shall include Supplier’s Affiliates; conversely, those Persons acting “under the authority of Buyer” shall exclude Supplier and its Affiliates and those Persons acting “under the authority of Supplier” shall exclude Buyer and its Affiliates.

Article 2
SUPPLY

2.1       Transfer of Inventory; Supply.

2.1.1       Purchase of Inventory. On the Effective Date, Buyer shall purchase all of the Inventory that, as of the Effective Date, is not already sold to a Third Party, and which is, at the time of delivery to Buyer, saleable in the ordinary course of business. Supplier shall invoice Buyer at the time such Inventory is transferred, which shall reflect the prices set forth in Schedule 3.

2.1.2       Supply. Pursuant to the terms and conditions of this Manufacturing Agreement, Supplier agrees that it will Manufacture the Product(s) at the Facility exclusively for Buyer and shall supply the Product(s) exclusively to Buyer and its Affiliates for sale in the Territory. During the term of this Manufacturing Agreement, Supplier agrees that it will not, directly or indirectly (through any other persons, entity or otherwise), develop, manufacture, sell, promote or distribute, including as a partner, stockholder, member, employee, principal, agent, trustee or consultant, any product in the Territory that is used or indicated for cough, cold or flu; provided that the Supplier may (1) continue to develop, manufacture, sell, promote or distribute [****] as are marketed by ProPhase as of the Effective Date, provided that such products shall not include [****]; and (2) contract manufacture any product for a Third Party, provided that such products referenced in clause (2) shall not include any products [****].[****].

CONFIDENTIAL TREATMENT GRANTED

UNDER C.F.R. SECTION 240.24b-2. [****]

INDICATES OMITTED MATERIAL THAT HAS BEEN GRANTED

CONFIDENTIAL TREATMENT BY THE COMMISSION.

THE OMITTED MATERIAL

HAS BEEN FILED SEPARATELY WITH THE

COMMISSION.

2.2       Forecasts. Schedule 4 sets forth an initial forecast of the quantities of each Product estimated to be required for the Territory during the twelve (12) month period beginning April 1, 2017. Hereafter, during the Term, on the tenth (10th) Business Day of every month, Buyer shall prepare and deliver to Supplier a forecast of the quantities of each Product estimated to be required for each month during the next twelve (12) month period, which shall generally be consistent with the initial forecast set forth on Schedule 4 (each, a “Forecast”). Forecasts shall not include any Product Validation Batches required under Section 6.4. For each Forecast, the forecasted quantities for the first four (4) months following the date of such Forecast shall be binding on the Parties and the forecasted quantities for months five (5) through twelve (12) following the date of such Forecast shall be non-binding on the Parties. Supplier shall notify Buyer as soon as possible, but in any event within five (5) Business Days of receipt of a Forecast, if Supplier believes it will be unable to deliver Product in accordance with such Forecast. Except as otherwise set forth in this Manufacturing Agreement, Supplier’s providing of such notification shall not relieve Supplier of its obligations under this Manufacturing Agreement, nor shall it prevent Buyer from pursuing any and all rights and remedies Buyer may have based on Supplier’s failure to be able to deliver any Product in accordance with the terms of this Manufacturing Agreement.

2.3       Orders.

2.3.1       Purchase Orders. Together with each Forecast provided under Section 2.2, Buyer shall place purchase orders for the binding portion of the Forecast. Such purchase order will specify the quantity of Product, destination(s) and delivery dates in accordance with reasonable delivery schedules and lead times as may be agreed upon from time to time by the Parties in accordance with Schedule 2; provided, however, that the required lead time shall not exceed one hundred twenty (120) days unless otherwise mutually agreed. Supplier shall accept all purchase orders submitted by Buyer in accordance with this Article 2 within five (5) business days from receipt of the order. In the event that Buyer receives no response from Supplier regarding a purchase order within the five (5) business day period, the purchase order shall be deemed to have been confirmed by Supplier on the terms defined by Buyer on the purchase order. Accepted and deemed accepted purchase orders may not be cancelled without the prior written agreement of both Parties except as set forth in Sections 2.7.2 and 12.2.5. Unless otherwise directed by Buyer, Supplier shall fill all purchase orders for Product in accordance with the requested due dates as set forth in further detail in Section 2.7.3. Notwithstanding anything to the contrary in this Manufacturing Agreement, Supplier and Buyer acknowledge that the prices set forth on Schedule 1 are for purchase orders that comply with the terms of Schedule 2 and are for a quantity of Product equal to greater than the applicable “Minimum Batch Size” set forth on Schedule 2. In the event that the specifications of a purchase order do not comply with the terms of Schedule 2 or are for a quantity less than the applicable “Minimum Batch Size” set forth on Schedule 2, the Parties shall negotiate in good faith and agree upon revised pricing for such purchase order.

CONFIDENTIAL TREATMENT GRANTED

UNDER C.F.R. SECTION 240.24b-2. [****]

INDICATES OMITTED MATERIAL THAT HAS BEEN GRANTED

CONFIDENTIAL TREATMENT BY THE COMMISSION.

THE OMITTED MATERIAL

HAS BEEN FILED SEPARATELY WITH THE

COMMISSION.

2.3.2       No Conflicting Terms. The terms and conditions of this Manufacturing Agreement shall be controlling over any conflicting terms and conditions stated in Buyer’s purchase order or Supplier’s invoice, confirmation or other standardized document. Any purchase order, order acknowledgement, invoice, proposal or other document which conflicts with or adds to the terms and conditions of this Manufacturing Agreement with respect to the Manufacture and supply of Product for the Territory is hereby rejected, unless the Parties mutually agree to the contrary in writing.

2.4       Delivery and Risk of Loss. Supplier shall make deliveries of Product(s) to the delivery destination(s) specified by Buyer. Unless otherwise specified by Buyer, all shipments of Product(s) shall be Free On Board (Incoterms 2010) at the Facility. Title and risk of loss and damage to the Product(s) shall remain with Supplier until the Product(s) are shipped to Buyer in accordance with the foregoing. At the time of shipment, Supplier shall, to the extent applicable, provide to Buyer all necessary shipping and import/export documentation. In the event that Buyer’s requested shipping and import/export documentation necessitates a change from the Supplier’s current practices (or the terms set forth on Schedule 2), Supplier and Buyer shall negotiate in good faith and agree upon revised pricing for such matters.

2.5       Packaging.

2.5.1       Packaging. Supplier shall provide the Product to Buyer in finished Packaged form in accordance with all reasonable instructions (including artwork, packaging and mechanicals) provided by Buyer, which instructions shall be delivered in December of each year for inventory build-up commencing the following May. Product(s) shall be shipped to Buyer, or its designee, and shall be Packaged in accordance with the Required Standards. In the event that the Product is to be shipped with data loggers, Buyer shall supply such data loggers and Supplier will include the same in the shipment.

2.5.2       Artwork and Tooling. Buyer shall provide and support, at Buyer’s expense, all artwork required in the Manufacturing of the Product, including labeling, art and mechanicals, digital files, color separations and Packaging. Supplier shall transfer or return to Buyer all artwork and tooling supplied or paid for by or on behalf Buyer upon the termination or expiration of this Manufacturing Agreement.

2.6       Conformance to Required Standards. Supplier shall Manufacture the Product(s) in accordance with the Required Standards, as the same may be mutually amended or supplemented from time to time. Each Party shall keep the other Party promptly and fully advised of any new instructions or Specifications required by the applicable Regulatory Authority or applicable Law of which it becomes aware. The Parties shall confer with respect to the best mode of compliance with such requirements, and Supplier shall promptly implement such requirements as requested by Buyer.

CONFIDENTIAL TREATMENT GRANTED

UNDER C.F.R. SECTION 240.24b-2. [****]

INDICATES OMITTED MATERIAL THAT HAS BEEN GRANTED

CONFIDENTIAL TREATMENT BY THE COMMISSION.

THE OMITTED MATERIAL

HAS BEEN FILED SEPARATELY WITH THE

COMMISSION.

2.7       Supply and Delivery.

2.7.1       Alternative Sources of Supply. The Parties will discuss appropriate methods to ensure consistency of supply of the Product for the Territory, including qualifying alternate sources of supply. Buyer shall have the right to qualify an alternate source of the Product at any time during the Term, and Supplier will assist Buyer in qualifying such alternate source as commercially reasonably requested by Buyer, including by granting any necessary licenses and conducting technology transfer as reasonably necessary to enable such alternate supplier to Manufacture the Product at Buyer’s request and expense. In the event that Buyer has minimum purchase obligations, then if there is a Failure to Supply as set forth in Section 2.7.2 below or if Buyer incurs Liabilities pursuant to this Manufacturing Agreement in excess of the Seller Cap, Buyer shall have the right to purchase Product from any such alternate supplier without being in breach of such obligations.

2.7.2       Failure to Supply/Notification of Capacity and Capacity Restrictions.

(a)       Supplier and Buyer will provide each other with monthly statements of their respective finished goods inventory of the Product and cooperate with each other in good faith to develop Forecasts pursuant to Section 2.2. Supplier will promptly notify Buyer in writing in the event that Supplier is unable or anticipates that it will be unable to supply compliant Product in accordance with the requirements of this Manufacturing Agreement (1) in the quantities and during the Delivery Time Period set forth in any purchase order accepted in accordance with Section 2.3.1; or (2) within sixty (60) days of the Delivery Time Period in any purchase order accepted in accordance with Section 2.3.1 (each a “Failure to Supply”).

(b)       Without limiting the foregoing, Supplier shall immediately notify Buyer in writing in the event that its available Manufacturing capacity may, during any four (4) quarter period, be less than [****] percent ([****]%) of its maximum Manufacturing capacity for the Product(s) and products equivalent to the Products. Within ten (10) days of receipt of said notification, the Parties agree to meet to discuss and evaluate Supplier’s remaining capacity in relation to Buyer’s Manufacturing requirements for the Product(s). Any allocation of supply shall be carried out in accordance with Section 2.7.4.

(c)       In the event of a Failure to Supply, in addition to any other rights or remedies available to Buyer, Buyer shall have the right to take any measures available to it to mitigate any of its resulting losses, including using an alternate supplier of the Product during the period affected by such Failure to Supply and for a period of twelve (12) months thereafter. Buyer shall also have the right to terminate this Manufacturing Agreement in its entirety immediately upon written notice to Supplier in the event a Failure to Supply continues for more than one hundred eighty (180) days. Buyer shall also have the right to cancel orders for any quantities of Product affected by such Failure to Supply effective upon notice to Supplier, and Buyer shall have no further obligations to purchase any such cancelled quantities of Product. Supplier will, at Supplier’s cost and expense, provide such assistance as is commercially reasonably requested by Buyer to assist the alternate supplier in meeting Buyer’s requirements for the Product until Supplier has remedied the cause of such Failure to Supply and is able to supply Product to Buyer in its requested quantities. Such assistance shall include (a) granting such alternate supplier any necessary licenses on a temporary basis to the extent such licenses are readily able to be transferred by Supplier in such manner and (b) transferring the Acquired Intellectual Property, Know-How and any other Business Assets used in the Manufacturing processes for the Product. [****].

CONFIDENTIAL TREATMENT GRANTED

UNDER C.F.R. SECTION 240.24b-2. [****]

INDICATES OMITTED MATERIAL THAT HAS BEEN GRANTED

CONFIDENTIAL TREATMENT BY THE COMMISSION.

THE OMITTED MATERIAL

HAS BEEN FILED SEPARATELY WITH THE

COMMISSION.

2.7.3       Delivery Delays. Supplier shall schedule shipments of Products that shall arrive to the delivery destination(s) specified by Buyer, no more than twenty-one (21) days before or seven (7) days after the delivery dates specified by Buyer in the relevant purchase order (the “Delivery Time Period”). Subject to the Seller Cap, Section 15.4 and the last sentence of Section 2.7.2(c), for any Failure to Supply compliant Product(s) in the Delivery Time Period, Supplier shall be liable for: (a) the cost of delivery to Buyer; and (b) any reasonable penalties, costs and expenses incurred by Buyer, whether due to Third Party claims, lost profits or otherwise, as a result of Supplier’s Failure to Supply compliant Product(s) during the Delivery Time Period, subject to receipt by Supplier of appropriate evidence of such penalties, costs and expenses to the extent such evidence of such amounts may be provided by Buyer without breaching Buyer’s duties of confidentiality to its customers; provided, however, that it shall not be deemed a Failure to Supply if Supplier shipped Products that comply with all Specifications in accordance with the first sentence of this Section 2.7.3. The rights of Buyer set forth in this paragraph are in addition to any other rights set forth in this Manufacturing Agreement.

2.7.4       Allocation. Without limiting any other rights or remedies available to Buyer, if the demand for a Product in aggregate exceeds available supply or Supplier otherwise concludes that it may be unable to supply a Product in accordance with the requirements of this Manufacturing Agreement in the quantities and within the time periods specified in the then-current Forecast or purchase orders provided by Buyer, Supplier shall immediately notify Buyer of such shortfall (or anticipated shortfall), shall use its best efforts to procure supplies adequate to meet the binding portion of Buyer’s Forecasts and accepted purchase orders. Supplier shall prioritize supply of such Product to Buyer and allocate its available manufacturing capacity to provide Buyer with quantities of such Product at least equal to [****] percent ([****]%) of Buyer’s previously forecasted requirements of such Product, as evidenced by the Forecasts Buyer has submitted.

2.8       Priority. Supplier shall meet all of Buyer’s Manufacturing and Packaging requirements as set forth in this Manufacturing Agreement and use its best effort to provide Buyer with such Product requirements in priority compared to the manufacturing or packaging of any product(s) for any Third Party.

2.9       Short Dated Product. Supplier agrees to ship all Product(s) so that they are received and released by Buyer with not less than [****] percent ([****]%) of shelf life remaining at the time of dispatch, which shelf life will be calculated from the date of Manufacture of the Product. Product with less than [****] percent ([****]%) shelf life remaining shall be considered “Short Dated Product.” At the discretion of Buyer, Short Dated Product(s) may be accepted on a case-by-case basis in individual purchase situations. Short Dated Product not accepted shall be deemed non-conforming and rejected for all purposes of this Manufacturing Agreement, and Buyer shall be entitled to the remedies set forth in Article 5 with respect to non-conforming product. Each Party acknowledges and agrees that the Products set forth on Schedule 1 as of the Effective Date do not carry an expiration date.

CONFIDENTIAL TREATMENT GRANTED

UNDER C.F.R. SECTION 240.24b-2. [****]

INDICATES OMITTED MATERIAL THAT HAS BEEN GRANTED

CONFIDENTIAL TREATMENT BY THE COMMISSION.

THE OMITTED MATERIAL

HAS BEEN FILED SEPARATELY WITH THE

COMMISSION.

2.10       Subcontracting by Supplier. Without Buyer’s prior written approval, not to be unreasonably withheld, Supplier may not subcontract or otherwise delegate all or any portion of its obligations under this Manufacturing Agreement to the extent the subcontractor or delegatee will have access to any Confidential Information of Buyer or the subcontractor’s or delegatee’s activities include Product Manufacturing. Supplier shall (a) ensure that each subcontractor and delegatee has and maintains all appropriate qualifications; (b) if applicable, enter into a quality agreement with each such subcontractor and delegatee which terms are similar to the terms of the Quality Agreement between Buyer and Supplier; and (c) be responsible for each subcontractor’s and delegatee’s performance hereunder (including performance or non-performance by such subcontractor or delegatee that would constitute a breach of this Manufacturing Agreement or such quality agreement if conducted by Supplier) as if Supplier were itself performing such activities.

2.11       Inventory Requirements. For each Product, Supplier shall maintain a rotating inventory of the required AI and other Components in sufficient quantities to satisfy binding purchase orders and Forecasts. Supplier will manage the AI and Component inventory on a “First Expiring First-Out basis. Supplier shall maintain the AI and Component inventory in accordance with the applicable Required Standards.

Article 3
PRICING AND PAYMENT

3.1       Invoices. Supplier shall invoice Buyer at the time of each shipment of Product(s) for the Price for such shipment. Buyer will pay such invoices within [****] days of receipt of invoice (including all required, standard documentation) by Buyer.

3.2       Prices. Except as expressly set forth in this Manufacturing Agreement, the Price shall remain fixed for each calendar year during the Term. On an annual basis, Supplier will review Prices and shall notify Buyer of any proposed revisions to the Prices no later than ninety (90) days prior to the end of each calendar year. The Prices shall be increased or decreased to the extent necessary to reflect any documented changes in Component cost, Product or delivery specifications, or other changes in respect of the cost of the Manufacture of the Product, and such increase or decrease shall be made effective upon the mutual agreement of the Parties in writing. Except for changes in the Price as a result of any decreases, changes in the Price will be effective on January 1st of each calendar year during the Term. Notwithstanding the foregoing, there shall be no adjustments to the Prices until [****] other than pursuant to Section 3.2.1.

3.2.1       Commodity Component. No later than sixty (60) days prior to the end of each calendar year of the Term, Supplier shall secure a fixed price commodity contract for sugar. If Supplier is required to purchase additional amounts of sugar at a price different from the price set forth in the applicable fixed price commodity contract, then the Prices for Products containing sugar shall be increased or decreased by Buyer’s proportional share of such increase or decrease, taking into account all products Supplier produces for itself or any Third Parties incorporating sugar.

3.2.2       Increase or Reduction in AI Price. After [****], if at any time during the Term, the price of the AI supplied and used by Supplier in Manufacturing any Product(s) hereunder is increased or reduced, Supplier shall notify Buyer and shall promptly increase or reduce the Price of the Product(s) that contain such AI by an amount that reflects the increased or reduced AI price used in such Product(s).

CONFIDENTIAL TREATMENT GRANTED

UNDER C.F.R. SECTION 240.24b-2. [****]

INDICATES OMITTED MATERIAL THAT HAS BEEN GRANTED

CONFIDENTIAL TREATMENT BY THE COMMISSION.

THE OMITTED MATERIAL

HAS BEEN FILED SEPARATELY WITH THE

COMMISSION.

3.2.3       Inspection of Inventory; Application of Inventory Credit.

(a)       Within thirty (30) Business Days of Buyer’s receipt of the Inventory, Buyer shall inspect the Inventory and provide a final written report to Supplier (1) verifying whether the Inventory is in conformity with the product warranties set forth in Section 9.6.5, or setting forth any deviations, to the extent discernible on visual inspection, from such warranties (conforming Inventory being referred to as, the “Conforming Inventory”) and (2) calculating the inventory purchase price with respect to such Conforming Inventory (the “Conforming Inventory Price”). In the event that Supplier disputes the accuracy of the report prepared by Buyer pursuant to this Section 3.2.3(a) regarding the Conforming Inventory, the Parties shall resolve such dispute in accordance with Section 8.6(b) of the Purchase Agreement. Notwithstanding anything to the contrary in this Manufacturing Agreement, if Buyer instructs Supplier or ProPhase to ship any Inventory to a Third Party customer pursuant to the Transition Services Agreement or any other agreement between the parties, the parties acknowledge and agree that such Inventory shall be considered Conforming Inventory.

(b)       In the event the Conforming Inventory Price is less than the price paid to Supplier pursuant to Section 2.1.1 (the difference being referred to as, the “Overpayment”), Supplier shall apply the amount of the Overpayment as a credit to the next successive invoices until such amount is exhausted.

3.3       Credit, Return and [****]. The Parties acknowledge and agree that Buyer shall receive a credit of [****] US Dollars ($[****]) to cover any customer returns of conforming products sold prior to the Effective Date, which shall be applied in twenty-four (24) equal amounts over the twenty-four (24) month period following the Effective Date. The Parties agree that the returned conforming products referenced in the preceding sentence are the sole property of Supplier and, as such, Buyer shall use its commercially reasonable efforts to ensure such returned conforming products are delivered to Supplier at Supplier’s expense. [****].

3.4       Recordkeeping. During the Term and for one (1) year thereafter, or for such longer period as may be required by applicable Law, Supplier shall prepare and retain, and shall cause its subcontractors to prepare and retain, accurate books and records related to transactions made pursuant to this Manufacturing Agreement and Prices. Such records shall be made available for reasonable review, audit and inspection upon reasonable notice and with reasonable frequency, upon Buyer’s request for the purpose of verifying Supplier’s calculations of amounts due hereunder, and the basis for such calculations or payments. Audits and inspections may be conducted by Buyer’s own personnel or retained consultant(s) once each calendar year, subject to the confidentiality obligations set forth in this Manufacturing Agreement. To the extent that Supplier requires any such personnel or consultant(s) to sign a separate confidentiality agreement in connection with such audit, the Parties agree to use the form set forth in Exhibit 3.4.

CONFIDENTIAL TREATMENT GRANTED

UNDER C.F.R. SECTION 240.24b-2. [****]

INDICATES OMITTED MATERIAL THAT HAS BEEN GRANTED

CONFIDENTIAL TREATMENT BY THE COMMISSION.

THE OMITTED MATERIAL

HAS BEEN FILED SEPARATELY WITH THE

COMMISSION.

Article 4
AFFILIATES AND THIRD PARTY DESIGNEES

Buyer shall have the right to have a Buyer Affiliate, or a Third Party designee, exercise certain of Buyer’s rights or perform certain of Buyer’s responsibilities under this Manufacturing Agreement, including auditing, forecasting and ordering of Product(s) hereunder, receipt of delivery of Product(s) so ordered, and testing and acceptance or rejection of such Product(s). Any Buyer Affiliate or Third Party designee exercising Buyer’s rights or performing Buyer’s responsibilities under this Manufacturing Agreement shall be responsible for complying with the terms hereof and for payment of any of its related fees and costs. Supplier shall not bring any claim for liability under this Manufacturing Agreement against any Buyer Affiliate or Third Party designee other than the entity exercising the rights or performing the obligations upon which such alleged liability is based. Supplier shall not incur any cost or expense of the Buyer Affiliate or Third Party designee in the performance of the Buyer Affiliate or Third Party designee services.

Article 5
PRODUCT TESTING

5.1       Product Testing and Inspections. Each shipment of Product shall be accompanied by a certificate of analysis describing all current requirements of the Specifications and results of tests performed on such Product and a certificate of conformity certifying that the quantities of Product supplied have been Manufactured, controlled and released according to the Required Standards (“COA/COC”). Supplier will also provide Buyer with Material Safety Data Sheets (“MSDS”) or an equivalent instrument recognized by the applicable Regulatory Authority as required for the Product(s), and updates of the same as necessary.

5.2       Acceptance/Rejection of Non-Conforming Goods. Buyer shall have a period of thirty (30) days from the date of Buyer’s receipt of the Product(s) at the designated Buyer facility, and the COA/COCs or the equivalent instrument recognized by the applicable Regulatory Authority for such Product(s), to inspect any shipment of Product(s) to determine whether such shipment conforms to the Required Standards. If Buyer determines that the Product(s) do not conform to the Required Standards, it shall notify Supplier, and, if requested by Supplier, Buyer shall ship a sample of such non-conforming Product(s) to Supplier at Supplier’s expense. Buyer’s failure to notify Supplier of the non-conformity within the thirty (30) day period specified above will be deemed for purposes of this Manufacturing Agreement to constitute Buyer’s acceptance of such shipment, provided, however, that such acceptance shall be subject to Buyer’s right to reject Product(s) due to latent defects discovered by Buyer or Buyer’s customers after such thirty (30) day period has expired by providing Supplier with written notice of such latent defect within thirty (30) days of Buyer’s becoming aware of such defect.

5.3       Disputes Regarding Conformance to Required Standards. If Supplier does not agree with Buyer’s determination that Product fails to conform to the Required Standards, then Supplier shall so notify Buyer in writing within ten (10) days of its receipt of Buyer’s notice of non-conformity with respect to such Product and (if requested) Product sample. Supplier and Buyer shall use reasonable efforts to resolve such disagreement as promptly as possible. Without limiting the foregoing, Supplier and Buyer shall discuss in good faith mutually acceptable testing procedures pursuant to which both Supplier and Buyer will re-test a sample of the disputed Product to determine whether such Product meets the Required Standards. Notwithstanding the foregoing, in the event that Supplier and Buyer are unable to resolve such disagreement within thirty (30) days of the date of the applicable rejection notice, either Party may submit a sample of the allegedly non-conforming Product for testing and a determination as to whether or not such Product conforms to the Required Standards to an independent testing organization, or to a consultant of recognized repute within the United States pharmaceutical industry, in either case mutually agreed upon by the Parties (such organization or consultant, the “Laboratory”), the appointment of which shall not be unreasonably withheld or delayed by either Party. The determination of the Laboratory with respect to all or part of any shipment of Product shall be final and binding upon the Parties. The fees and expenses of the Laboratory making such determination shall be borne by Supplier, in the event that the Laboratory determines that the Product was non-conforming and by Buyer, in the event that the Laboratory determines that the Product did conform to the Required Standards.

CONFIDENTIAL TREATMENT GRANTED

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INDICATES OMITTED MATERIAL THAT HAS BEEN GRANTED

CONFIDENTIAL TREATMENT BY THE COMMISSION.

THE OMITTED MATERIAL

HAS BEEN FILED SEPARATELY WITH THE

COMMISSION.

5.4       Return and Replacement of Non-Conforming Goods. Product accepted by Supplier as not meeting the Required Standards, or which are determined by the Laboratory not to meet such Required Standards, shall be returned by Buyer to Supplier, or destroyed pursuant to applicable Law, at Supplier’s expense. Supplier shall replace any non-conforming Product(s) within the shortest possible time. Buyer shall have no responsibility to Supplier for the amounts invoiced for non-conforming Product(s), and shall be credited for any amounts paid, but shall pay Supplier the applicable Price for the replacement Product(s) under the terms of Section 3.1.

Article 6
INSPECTION

6.1       Initial cGMP Audit. On November 30, 2016 and December 1, 2016, Buyer performed an initial qualifying audit of the Facility to verify compliance with cGMPs and Buyer’s quality requirements (“Initial Facility Audit”). If the results of the Initial Facility Audit are not satisfactory in the sole opinion of Buyer, Supplier shall perform, at its own expense, the requested or appropriate modifications of the Facility reasonably necessary to cure the deficiencies identified during the Initial Facility Audit so the Facility is cGMP and Buyer quality compliant. Supplier shall provide satisfactory evidence of these modifications to Buyer; thereafter, Buyer shall be entitled to perform an additional Facility audit with a minimum of ten (10) days’ prior notice to ensure that the deficiencies identified during the Initial Facility Audit have been cured.

6.2       Ongoing Right to Audit. During the Term and for such period thereafter that any Product Manufactured hereunder is available for sale, Buyer or a Buyer designee may, during normal working hours and upon not less than ten (10) days’ advance notice, inspect, or request information relating to, the Facility or Supplier’s subcontractors’ facilities and records directly or indirectly involved in the performance of this Manufacturing Agreement. During such an inspection or request for information the inspectors may inquire about the progress of the work being carried out by Supplier or its subcontractor pursuant to the Products covered by the Manufacturing Agreement and are in particular but not exclusively authorized to:

6.2.1       Inspect the Facility, documents and equipment used, or to be used, in the Manufacture of the Products and the Components;

CONFIDENTIAL TREATMENT GRANTED

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INDICATES OMITTED MATERIAL THAT HAS BEEN GRANTED

CONFIDENTIAL TREATMENT BY THE COMMISSION.

THE OMITTED MATERIAL

HAS BEEN FILED SEPARATELY WITH THE

COMMISSION.

6.2.2       Verify the qualifications of the employees and subcontractors carrying out such work and their use of the relevant equipment;

6.2.3       Evaluate all scientific techniques used by Supplier, its subcontractors and their respective employees in the performance of this Manufacturing Agreement and the procedures used in the creation and storage of samples of the Products; and

6.2.4       Verify and evaluate information relating to the utilization of the Manufacturing capacity of the Facility or Supplier’s subcontractors’ facilities.

6.3       Access. Supplier shall provide Buyer’s inspectors with unfettered, reasonable access to its Facility, its subcontractors’ facilities, and information related to such facilities, in order that the inspectors may carry out the inspections or inquiries referred to in the provisions of this Article 6. Buyer shall also have the right to observe the Manufacture of the Product, upon reasonable notice, at any time when Product is being Manufactured, and to be present at the Facility and its subcontractors’ facilities at such times. Audits and inspections may be conducted by Buyer’s own personnel or retained consultant(s), subject to the confidentiality obligations set forth in this Manufacturing Agreement. Notwithstanding the foregoing, Supplier shall have no obligation to provide Buyer with the aforementioned access to any subcontractor’s facilities hereunder if Supplier does not have such access rights to such subcontractor’s facilities. To the extent that Supplier requires any such personnel or consultant(s) to sign a separate confidentiality agreement in connection with such audit, the Parties agree to use the form set forth in Exhibit 3.4.

6.4       Product Validation Batches. Supplier shall produce and test Product Validation Batches for any new and/or proposed Products, which shall include changes to formulation or ingredients or line extensions of the current Products, or upon the reasonable request of Buyer. Supplier, for and on behalf of itself and its contractor(s), agrees that it shall permit at least two (2) personnel from Buyer, at Buyer’s sole cost and option, to be physically present at the Facility during the Manufacturing and testing of the Product Validation Batches for Products for the purposes of ensuring that the production of these batches is in accordance with established Specifications and other protocols and to answer any questions which may arise during said Manufacturing. Prior to producing and testing any Product Validation Batches, Buyer and Supplier shall negotiate in good faith costs and expenses associated therewith.

6.5       Corrective Action Plan. Supplier shall use its best efforts to ensure that within thirty (30) days after receipt of an audit report signed by an authorized representative of Buyer, Supplier or its subcontractor(s) shall respond to the audit report with a written corrective action plan that includes a detailed timeline. Upon receipt of Buyer’s approval of the written corrective action plan, Supplier shall, or shall cause its subcontractor to, implement such plan and remediate any and all discrepancies set forth in the audit report. The cost of such remediation shall be borne by Supplier or its subcontractor.

6.6       Supplier Audits. Without limiting the foregoing, Supplier is responsible for auditing its suppliers of Components periodically, and Supplier agrees to provide Buyer, upon Buyer’s request with a current copy of the audit report of such facilities.

CONFIDENTIAL TREATMENT GRANTED

UNDER C.F.R. SECTION 240.24b-2. [****]

INDICATES OMITTED MATERIAL THAT HAS BEEN GRANTED

CONFIDENTIAL TREATMENT BY THE COMMISSION.

THE OMITTED MATERIAL

HAS BEEN FILED SEPARATELY WITH THE

COMMISSION.

Article 7
REGULATORY AND QUALITY RESPONSIBILITIES

7.1       Regulatory Approval Responsibilities. As the holder of the Regulatory Approvals, Buyer, or the appropriate Buyer Affiliate, will have sole authority to handle regulatory matters and interactions with Regulatory Authorities relating to the Product(s) in the Territory except as otherwise specifically stated in this Manufacturing Agreement. Buyer shall maintain the Regulatory Approvals for the Product(s), including the filing of any reports or filings required by the applicable Regulatory Authority, and all other regulatory and governmental permits, licenses and approvals for the Product(s) that are necessary for Buyer or its Affiliates to market, sell and distribute the Product(s) in the Territory. Supplier shall obtain and maintain any and all regulatory and governmental permits, licenses and approvals that are necessary for Supplier to Manufacture the Product(s) for Buyer or its Affiliates in accordance with the terms of this Manufacturing Agreement and applicable Law.

7.2       Safety and Adverse Drug Reactions. Within ninety (90) days after the Effective Date, the Parties shall use commercially reasonable efforts to enter into a separate safety and pharmacovigilance agreement for the Product based on Buyer’s standard form (the “Pharmacovigilance Agreement”), which shall: (a) provide detailed procedures regarding the maintenance of core safety information; (b) require the exchange of safety information and reports of Adverse Drug Experiences for ensuring compliance with the reporting requirements of all applicable Regulatory Authorities; and (c) provide procedures for the preparation, and periodic review of, a common technical document for use in connection with any filing with a Regulatory Authority relating to each Product. Until such time as the Parties have entered into such Pharmacovigilance Agreement, each Party shall inform the other Party of any information regarding Adverse Drug Experiences or other safety issues related to the use of AI or Products of which it becomes aware in a timely manner commensurate with the seriousness of the event to allow the other Party to comply with applicable Law. Each Party shall ensure that its Affiliates and other Persons authorized thereby, as applicable, comply with all such reporting obligations. Each Party shall designate by notice to the other Party a safety liaison to be responsible for communicating with the other Party regarding the reporting of adverse events with respect to the Product(s). Supplier shall also promptly submit to Buyer all Product(s) complaints of which it becomes aware. To the extent that any inconsistencies or conflicts exist between the Pharmacovigilance Agreement and this Manufacturing Agreement, the provisions in this Manufacturing Agreement shall prevail, except with respect to matters related solely to safety reporting issues, in which case the Pharmacovigilance Agreement shall prevail.

7.3       Recalls. Each of Buyer and Supplier will immediately inform the other in writing if it believes one or more lots of any Product(s) should be subject to recall from distribution, withdrawal or some other field action. Buyer shall have the final decision-making authority as to any such recall or field action and the sole right to initiate any such recall or field action. Supplier shall cooperate in the conduct of any recall or field action with respect to the Product as reasonably requested by Buyer. In the event it is determined that such a recall resulted from a breach by either Party of any of its representations, warranties, duties or obligations under this Manufacturing Agreement, such Party shall be responsible for the costs of the recall and shall reimburse the other Party as necessary; provided that if both Parties share responsibility with respect to such recall, the costs shall be shared in the ratio of the Parties’ contributory responsibility. The Parties shall each maintain traceability records as are sufficient and as may be necessary to permit a recall of the Product(s).

CONFIDENTIAL TREATMENT GRANTED

UNDER C.F.R. SECTION 240.24b-2. [****]

INDICATES OMITTED MATERIAL THAT HAS BEEN GRANTED

CONFIDENTIAL TREATMENT BY THE COMMISSION.

THE OMITTED MATERIAL

HAS BEEN FILED SEPARATELY WITH THE

COMMISSION.

7.4       Retention of Samples. Supplier shall prepare and retain, and shall cause its subcontractors to prepare and retain, such samples and records in respect of the Product(s) and the Manufacture thereof as are required by applicable Law (including cGMPs).

7.5       Regulatory Authority Inspections and Correspondence. Supplier shall permit Regulatory Authorities to conduct such inspections of its Facility at which the Manufacturing activities relating to the Product(s) are performed, as such Regulatory Authorities may request, including pre-approval inspections, and shall cooperate with such Regulatory Authorities with respect to such inspections and any related matters, in each case that is related to the Manufacture of Product(s). Supplier shall give Buyer prior written notice of any such inspections, and shall keep Buyer informed about the results and conclusions of each such regulatory inspection, including actions taken by Supplier to remedy conditions cited in such inspections. In addition, Supplier shall allow Buyer or its representative to assist in the preparation for and be present at, and participate in, such inspections, subject to the confidentiality obligations set forth in this Manufacturing Agreement. To the extent that Supplier requires any such representative to sign a separate confidentiality agreement in connection with such inspection, the Parties agree to use the form set forth in Exhibit 3.4. Supplier shall provide Buyer with copies of any written inspection reports issued by any Regulatory Authority and all correspondence between Supplier and any Regulatory Authority with respect thereto, including any notices of observation and all related correspondence, in each case relating to the Product(s) or its Manufacture or to general manufacturing concerns (e.g., facility compliance or the like) that may impact the Product(s). Supplier shall provide Buyer with a copy of its response to any such reports or correspondence from the FDA for review and comment prior to submission to the applicable Regulatory Authority. In addition, Supplier shall notify Buyer of any occurrences or information that arise out of Supplier’s Manufacturing activities that have, or could reasonably be expected to have, adverse regulatory compliance or reporting consequences concerning any Product(s) or which might otherwise be reasonably expected to adversely affect the supply by Supplier of Product(s) to Buyer.

7.6       Changes or Modifications in Manufacturing Activities. Supplier shall not make any changes to the Specifications, processes, Facility, raw materials, raw material suppliers or any other item in any manner that would affect the Manufacturing activities related to the Product, without Buyer’s prior written approval, which shall not be unreasonably delayed or withheld. Notwithstanding the foregoing, Supplier shall promptly make and implement such changes as are required by applicable Law (“Required Changes”), provided that, prior to implementation, all such Required Changes shall be subject to Buyer’s written approval, including with respect to the timelines, estimated effect on Price and other issues regarding such implementation. In addition, Buyer shall have the right to request changes in or modifications to the Specifications. All such changes or modifications shall be documented in writing and shall be signed by an authorized representative of Buyer and Supplier. If such changes or modifications result in a material change in Supplier’s Manufacturing costs or lead times, the Parties shall agree upon an appropriate adjustment to the Price or in the delivery schedules, as the case may be, for Product(s) to be provided by Supplier hereunder. Supplier shall promptly implement all such agreed upon changes to the Specifications.

CONFIDENTIAL TREATMENT GRANTED

UNDER C.F.R. SECTION 240.24b-2. [****]

INDICATES OMITTED MATERIAL THAT HAS BEEN GRANTED

CONFIDENTIAL TREATMENT BY THE COMMISSION.

THE OMITTED MATERIAL

HAS BEEN FILED SEPARATELY WITH THE

COMMISSION.

7.7       Deviations and Investigations. In the event that a material deviation occurs during the course of the Manufacture, including Packaging, storage and analytical testing, of any batch of Product(s) for Buyer under this Manufacturing Agreement, Supplier shall immediately provide Buyer with a detailed written description of any such deviation. In addition, Supplier shall undertake all reasonable and appropriate actions to investigate the cause of such deviation and to correct the same as set forth in the Quality Agreement. A completed written report of the results of any such investigation will be provided to Buyer along with the COA/COC for such batch.

7.8       Quality Agreement. Within ninety (90) days following the Effective Date, or at such later time by mutual agreement, the Parties shall enter into a mutually agreeable quality and technical agreement based on Buyer’s standard form, in English and in accordance with Buyer’s and Supplier’s standard operating procedures and in conformity with any Regulatory Authority requirements and applicable Law (the “Quality Agreement”). Until a Quality Agreement is entered into between the Parties, this Manufacturing Agreement, in conjunction with all applicable Regulatory Authority requirements and applicable Law, shall govern the Parties’ responsibilities with respect to procedures impacting the identity, strength, quality, purity and all other aspects of the Product(s). To the extent that any inconsistencies or conflicts exist between the Quality Agreement and this Manufacturing Agreement, the provisions in this Manufacturing Agreement shall prevail, except with respect to matters related solely to the quality of the Product(s), in which case the Quality Agreement shall prevail. Buyer may immediately terminate this Manufacturing Agreement upon written notice to Supplier in the event that the Quality Agreement is terminated in accordance with the respective terms of this Manufacturing Agreement or the Quality Agreement.

Article 8
INTELLECTUAL PROPERTY

8.1       Ownership of Inventions. Buyer shall own all data, work product, results, reports, inventions, improvements (including any improvement to the Acquired Intellectual Property, Know-How and any other Business Assets used in the Manufacturing process for Product), developments, technologies and information and all intellectual property rights in any of the foregoing that: (a) are generated solely or jointly by or on behalf of Supplier or its subcontractors or delegatees in the performance of any activities in connection with this Manufacturing Agreement; (b) arise from, are based upon, or relate to Supplier’s use of any Confidential Information of Buyer; or (c) otherwise relate to the Product thereof (collectively, “Buyer Inventions”). To the extent that Supplier would otherwise have any interest in or to Buyer Inventions, Supplier hereby assigns to Buyer all right, title and interest in and to such Buyer Inventions. Supplier agrees to execute such documents and take such other actions as Buyer may reasonably request to evidence and perfect the foregoing assignment and Buyer’s rights in and to Buyer Inventions.

8.2       Trademark License. Supplier hereby grants a limited license to Buyer to use trade dress, packaging and labeling bearing any of the names or trademarks of Supplier, ProPhase or their Affiliates to sell (a) the Inventory, and (b) any Products supplied by Supplier hereunder with trade dress, packaging and labeling bearing any of the names or trademarks of Supplier, ProPhase or their Affiliates (“ProPhase-labeled Products”); provided that Buyer shall discontinue the use of such trade dress, packaging and labeling bearing the names or trademarks of Supplier, ProPhase or their Affiliates as promptly as practicable after the Effective Date and in any event no later than the date on which all the Inventory and ProPhase-labeled Products have been sold, respectively. Buyer shall use commercially reasonable efforts to sell the Inventory and ProPhase-labeled Products before selling Products bearing the same or similar trade dress, packaging and labeling bearing any of Buyer’s names or trademarks.

CONFIDENTIAL TREATMENT GRANTED

UNDER C.F.R. SECTION 240.24b-2. [****]

INDICATES OMITTED MATERIAL THAT HAS BEEN GRANTED

CONFIDENTIAL TREATMENT BY THE COMMISSION.

THE OMITTED MATERIAL

HAS BEEN FILED SEPARATELY WITH THE

COMMISSION.

8.3       Disclosure. Upon creation, Supplier shall promptly disclose Buyer Inventions to Buyer, and any other information or know-how in Supplier’s possession or control reasonably necessary to enable Buyer to exercise the foregoing ownership rights (even if such information is considered to be Supplier’s Confidential Information pursuant to this Manufacturing Agreement).

Article 9
REPRESENTATION AND WARRANTIES

9.1       Buyer Warranties and Representations. Buyer represents and warrants to Supplier the following:

9.1.1       Buyer is a corporation duly organized, validly existing and in good standing under the laws of the Delaware.

9.1.2       Buyer has all requisite power and authority to enter into this Manufacturing Agreement. The person signing this Manufacturing Agreement has the necessary corporate authority to legally bind Buyer to the terms set forth herein.

9.1.3       Buyer’s execution of this Manufacturing Agreement and performance of the terms set forth herein will not cause Buyer to be in conflict with or constitute a breach of its organizational documents nor any other agreement, court order, consent decree or other arrangement, whether written or oral, by which it is bound.

9.1.4       Buyer’s execution of this Manufacturing Agreement and performance hereunder are in, and will be in, compliance with any applicable Law in all material respects.

9.1.5       This Manufacturing Agreement is its legal, valid and binding obligation, enforceable against Buyer in accordance with the terms and conditions hereof, except as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting creditors’ rights generally or by the principles governing the availability of equitable remedies.

9.1.6       Buyer will provide Supplier with prompt written notice if any of the representations and warranties in this Section 9.1 become untrue.

9.2       Supplier Warranties and Representations. Supplier represents and warrants to Buyer the following:

9.2.1       Supplier is a corporation duly organized, validly existing and in good standing under the laws of Delaware.

9.2.2       Supplier has all requisite power and authority to enter into this Manufacturing Agreement and has the requisite skill, knowledge, staffing, financial resources, capacity and ability to carry out its obligations hereunder. The person signing this Manufacturing Agreement has the necessary authority to legally bind Supplier to the terms set forth herein.

CONFIDENTIAL TREATMENT GRANTED

UNDER C.F.R. SECTION 240.24b-2. [****]

INDICATES OMITTED MATERIAL THAT HAS BEEN GRANTED

CONFIDENTIAL TREATMENT BY THE COMMISSION.

THE OMITTED MATERIAL

HAS BEEN FILED SEPARATELY WITH THE

COMMISSION.

9.2.3       Supplier’s execution of this Manufacturing Agreement and performance of the terms set forth herein will not cause Supplier to be in conflict with or constitute a breach of its organizational documents nor any other agreement, court order, consent decree or other arrangement, whether written or oral, by which it is bound.

9.2.4       To Supplier’s knowledge and belief, there are no suits, actions, claims, proceedings, or investigations pending or threatened by or before any court, by any Person relating to the matters set forth herein.

9.2.5       Supplier’s execution of this Manufacturing Agreement and performance hereunder are in, and will be in, compliance with any applicable Law in all material respects.

9.2.6       This Manufacturing Agreement is its legal, valid and binding obligation, enforceable against Supplier in accordance with the terms and conditions hereof, except as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting creditors’ rights generally or by the principles governing the availability of equitable remedies.

9.2.7       As of the Effective Date, there are no claims, judgments or settlements against or owed by Supplier or its Affiliates, or pending or threatened claims or litigation, relating to the AI or Product(s) that would prevent Supplier from performing under this Manufacturing Agreement.

9.2.8       Supplier will provide Buyer with prompt written notice if any of the representations and warranties in this Section 9.2 become untrue.

9.3       Anti-Corruption Laws.

9.3.1       Supplier understands that Buyer is required to and does abide by the United States Foreign Corrupt Practices Act, and any other applicable anti-corruption laws in the United States of America (collectively, the “Anti-Corruption Laws”). Supplier represents and warrants that no one acting on its behalf will give, offer, agree or promise to give, or authorize the giving directly or indirectly, of any money or other thing of value to anyone as an inducement or reward for favorable action or forbearance from action or the exercise of influence (a) to any governmental official or employee (including employees of government-owned and government-controlled corporations or agencies), (b) to any political party, official of a political party, or candidate, (c) to an intermediary for payment to any of the foregoing, or (d) to any other Person or entity in a corrupt or improper effort to obtain or retain business or any commercial advantage, such as receiving a permit or license.

9.3.2       Supplier warrants that all Persons acting on its behalf will comply with all applicable Laws in connection with all work on behalf of Buyer, including the Anti-Corruption Laws if any, prevailing in the country in which Supplier has its principal places of business or performs work on behalf of Buyer.

CONFIDENTIAL TREATMENT GRANTED

UNDER C.F.R. SECTION 240.24b-2. [****]

INDICATES OMITTED MATERIAL THAT HAS BEEN GRANTED

CONFIDENTIAL TREATMENT BY THE COMMISSION.

THE OMITTED MATERIAL

HAS BEEN FILED SEPARATELY WITH THE

COMMISSION.

9.4       Trade Control Laws.

9.4.1       Each Party will fully comply with all applicable export control, economic sanctions laws and anti-boycott regulations of the United States of America, including the U.S. Export Administration Regulations (Title 15 of the U.S. Code of Federal Regulations Part 730 et seq.) and the economic sanctions rules and regulations implemented under statutory authority or President’s Executive Orders and administered by the U.S. Treasury Department’s Office of Foreign Assets Control (Title 31 of the U.S. Code of Federal Regulations Part 500 et seq.) (collectively, “Trade Control Laws”).

9.4.2       Each Party acknowledges and confirms that Trade Control Laws apply to its activities, its employees and Affiliates under this Manufacturing Agreement.

9.4.3       No Product will be directly or indirectly shipped by the other Party to any country subject to U.S. or U.N. economic sanctions without the necessary licenses, even for transfer to non-sanctioned countries, and only after the express written consent of Buyer, in its sole discretion.

9.4.4       Buyer shall not be required by the terms of this Manufacturing Agreement to be directly or indirectly involved in the provision of goods, services or technical data that may be prohibited by applicable Trade Control Laws if performed by Buyer. It shall be in the sole discretion of Buyer to refrain from being directly or indirectly involved in the provision of goods, services or technical data that may be prohibited by applicable Trade Control Laws.

9.4.5       Each Party hereby represents and warrants that it is not included on any of the restricted party lists maintained by the U.S. Government, including the Specially Designated Nationals List administered by the U.S. Treasury Department’s Office of Foreign Assets Control; the Denied Persons List, Unverified List or Entity List maintained by the U.S. Commerce Department’s Bureau of Industry and Security; or the List of Statutorily Debarred Parties maintained by the U.S. State Department’s Directorate of Defense Trade Controls.

9.4.6       Each Party shall commit to maintaining awareness of the importance of Trade Control Laws throughout its organization. Each Party shall take such actions as are necessary and reasonable to prevent Product from being exported or re-exported to any country, entity or individual subject to U.S. trade sanctions, unless prior approval of the other Party, and relevant permission or license from the U.S. government has been obtained.

9.4.7       Each Party will keep accurate and consistent records of all transactions covered by the Trade Control Laws for a minimum of five (5) years from the date of export or re-export; the date of expiration of any applicable license; or, other approval or reliance on any application of license exception or exemption.

9.5       Supplier has and will maintain throughout the Term all permits, licenses, registrations and other forms of governmental authorization and approval as required by applicable Law in order for Supplier to execute and deliver this Manufacturing Agreement and to perform its obligations hereunder in accordance with all applicable Law.

CONFIDENTIAL TREATMENT GRANTED

UNDER C.F.R. SECTION 240.24b-2. [****]

INDICATES OMITTED MATERIAL THAT HAS BEEN GRANTED

CONFIDENTIAL TREATMENT BY THE COMMISSION.

THE OMITTED MATERIAL

HAS BEEN FILED SEPARATELY WITH THE

COMMISSION.

9.6       Product Warranties. Supplier represents and warrants to Buyer that:

9.6.1       Supplier’s Facility and all Product supplied hereunder shall comply with this Manufacturing Agreement, all applicable Law (including cGMPs) and the Quality Agreement, be free from defects in material and workmanship, and meet all Specifications. Supplier shall perform and document all Manufacturing activities contemplated herein in compliance with all applicable Law. Without limiting the foregoing, at the time of shipment to Buyer, the Product shall not be adulterated or misbranded within the meaning of the U.S. Federal Food, Drug and Cosmetic Act, or equivalent regulations promulgated by the applicable Regulatory Authority in the Territory, as amended and in effect at the time of shipment; provided, however, that Supplier shall not be liable for any breach of this section as a result of the, but not limited to, Packaging, product labeling, artwork, mechanicals, or consumer communication provided by Buyer.

9.6.2       Upon delivery, the Product(s) will be merchantable, usable and fit in accordance with ProPhase’s and Supplier’s past practices with respect to such, will satisfy all applicable Laws and will have at least [****] percent ([****]%) of shelf life remaining. The Product(s) will be packaged using the current labeling and packaging applicable to each Product, as supplied and/or approved by Buyer.

9.6.3       Title to all Product(s) provided under this Manufacturing Agreement shall pass to Buyer as set forth in Section 2.4, free and clear of any security interest, lien, or other encumbrance.

9.6.4       The Manufacture of Product(s) hereunder shall not infringe or misappropriate any intellectual property right of any Third Party; provided, however, that Supplier shall have no responsibility under this Section 9.6.4 to the extent such infringement or misappropriation arises from modification to the Products or other methods of Manufacture made at the request of Buyer and such infringement would not have existed had such modification not been made.

9.6.5       (a) All of the Inventory shall have been stored, handled and transported on or prior to the Effective Date in compliance with the applicable Specifications and Regulatory Approvals and in compliance in all material respects with applicable Law and (b) none of the packaging, labeling or marking of the Inventory shall have been altered by Supplier.

9.7       Supplier further warrants and represents that should it learn or have reason to suspect any breach of any representation or warranty in Sections 9.3, 9.4, 9.5, or 9.6, it will immediately notify Buyer.

9.8       Disclaimer. EACH PARTY AGREES AND ACKNOWLEDGES THAT, EXCEPT AS SET FORTH IN THIS ARTICLE 9 AND THE PURCHASE AGREEMENT, NEITHER PARTY MAKES ANY REPRESENTATIONS OR WARRANTIES OF ANY KIND WHATSOEVER, IMPLIED OR STATUTORY, AND EACH PARTY HEREBY EXPRESSLY DISCLAIMS ALL REPRESENTATIONS AND WARRANTIES, IMPLIED OR STATUTORY, INCLUDING ANY IMPLIED WARRANTIES OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, AGAINST NON-INFRINGEMENT OR THE LIKE, OR ARISING FROM COURSE OF PERFORMANCE.

CONFIDENTIAL TREATMENT GRANTED

UNDER C.F.R. SECTION 240.24b-2. [****]

INDICATES OMITTED MATERIAL THAT HAS BEEN GRANTED

CONFIDENTIAL TREATMENT BY THE COMMISSION.

THE OMITTED MATERIAL

HAS BEEN FILED SEPARATELY WITH THE

COMMISSION.

Article 10
CONFIDENTIALITY

10.1       Definition. “Confidential Information” means the terms and provisions of this Manufacturing Agreement (each of which shall be the Confidential Information of both Parties) and all other non-public information and data, including all notes, books, papers, diagrams, documents, reports, e-mail, memoranda, visual observations, oral communications and all other data or information in whatever form, that one Party or any of its Affiliates or representatives (the “Disclosing Party”) has supplied or otherwise made available to the other Party or its Affiliates or representatives (the “Receiving Party”) hereunder, including those made prior to the Effective Date of this Manufacturing Agreement.

10.2       Obligations. The Receiving Party shall protect all Confidential Information of the Disclosing Party against unauthorized use and disclosure to Third Parties with the same degree of care as the Receiving Party uses for its own similar information, but in no event less than a reasonable degree of care. The Receiving Party shall be permitted to use the Confidential Information of the Disclosing Party solely as reasonably necessary to exercise its rights and fulfill its obligations under this Manufacturing Agreement (including any surviving rights), including (a) in prosecuting or defending litigation, (b) complying with applicable Law, or (c) otherwise submitting information to tax or other Governmental Authorities. The Receiving Party shall not disclose the Confidential Information of the Disclosing Party to any Third Party other than to its Affiliates, and its and their respective directors, officers, employees, subcontractors, sublicensees, consultants, and attorneys, accountants, banks and investors (collectively, “Recipients”) who have a need to know such information for purposes related to this Manufacturing Agreement and who are made aware of the confidentiality obligations set forth in this Manufacturing Agreement or are bound by obligations of confidentiality at least as protective of such Confidential Information as those set forth in this Manufacturing Agreement. The Receiving Party shall be responsible for any disclosures made by its Recipients in violation of this Manufacturing Agreement.

10.3       Exceptions.

10.3.1       Restriction Limitations. The restrictions related to use and disclosure under this Article 10 shall not apply to any information to the extent the Receiving Party can demonstrate by competent evidence that such information:

(a)       is (at the time of disclosure by the Disclosing Party) or becomes (after the time of such disclosure by the Disclosing Party) known to the public or part of the public domain through no breach of this Manufacturing Agreement by the Receiving Party, or any Recipient to whom the Receiving Party disclosed such information, of its confidentiality obligations to the Receiving Party;

(b)       was known to, or was otherwise in the possession of, the Receiving Party prior to the time of disclosure by the Disclosing Party;

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(c)       is disclosed to the Receiving Party on a non-confidential basis by a Third Party who is not, to the actual knowledge of the Receiving Party, prohibited from disclosing it without breaching any confidentiality obligation to the Disclosing Party; or

(d)       is independently developed by or on behalf of the Receiving Party or any of its Affiliates, as evidenced by its written records, without use of or access to the Confidential Information.

10.3.2       Disclosure Required by Law. The restrictions set forth in this Article 10 shall not apply to the extent that the Receiving Party is required to disclose any Confidential Information under Law or by an order of a Governmental Authority; provided that the Receiving Party: (a) provides the Disclosing Party with prompt written notice of such disclosure requirement if legally permitted, (b) uses reasonable commercial efforts to afford the Disclosing Party an opportunity, and cooperates with the Disclosing Party’s efforts, to oppose or limit, or secure confidential treatment for such required disclosure (at the Disclosing Party’s expense), and (c) if the Disclosing Party is unsuccessful in its efforts pursuant to subsection (b), discloses only that portion of the Confidential Information that the Receiving Party is legally required to disclose as advised by the Receiving Party’s legal counsel.

10.3.3       Disclosure to Potential Purchaser. Notwithstanding anything to the contrary in this Manufacturing Agreement, Supplier may, in good faith, provide financial, sales and forecast information with respect hereto and a summary of the material terms hereof to a potential purchaser of a majority or controlling interest in Supplier or ProPhase or all or substantially all of Supplier’s or ProPhase’s assets; provided, that such potential purchaser has entered into a confidentiality agreement with the Supplier that is customary for such a transaction.

10.4       Nondisclosure of Terms. Except as set forth in the Purchase Agreement, each Party agrees not to issue any press releases, reports, or other statements in connection with this Manufacturing Agreement intended for use in the public or private media or otherwise disclose the terms of this Manufacturing Agreement to any Third Party without the prior written consent of the other Party hereto, which consent shall not be unreasonably withheld, except to such Party’s attorneys, advisors and others on a need to know basis in each case consistent with customary practice under circumstances that protect the confidentiality thereof; provided that Buyer may inform its customers, suppliers and business contacts that Supplier supplies Product(s) to Buyer in the ordinary course of business without Supplier’s consent. Notwithstanding the foregoing, each Party may make announcements concerning the subject matter of this Manufacturing Agreement if required by applicable Law or any securities exchange or Governmental Authority or any tax authority to which any Party is subject or submits, in which case the Party making such announcement shall provide the other Party with a copy of such announcement at least three (3) Business Days prior to issuance, to the extent practicable under the circumstances, and shall only disclose information required by applicable Law or such exchange or authority.

10.5       Right to Injunctive Relief. Each Party agrees that breaches of this Article 10 may cause irreparable harm to the other Party and shall entitle such other Party, in addition to any other remedies available to it (subject to the terms of this Manufacturing Agreement), to the right to seek injunctive relief enjoining such action.

10.6       Ongoing Obligation for Confidentiality. The Parties’ obligations of confidentiality, non-use and non-disclosure under this Article 10 shall survive any expiration or termination of this Manufacturing Agreement for five (5) years.

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Article 11
INDEMNIFICATION AND INSURANCE

11.1       Indemnification.

11.1.1       Indemnification by Supplier. Supplier hereby agrees, at its sole cost and expense, to defend, hold harmless and indemnify, to the extent permitted by applicable Law, (collectively, “Indemnify”) Buyer and its Affiliates and their respective directors, officers and employees of such Persons and the respective successors and assigns of any of the foregoing (the “Buyer Indemnitees”) from and against any and all liabilities, damages, penalties, fines, costs and actual expenses (including, reasonable attorneys’ fees and other expenses of litigation) (collectively, “Liabilities”) resulting from suits, claims, actions and demands, in each case brought by a Third Party (each, a “Third-Party Claim”) against any Buyer Indemnitee and arising from or occurring as a result of: (a) any material breach of any of Supplier’s obligations, representations, warranties or covenants under this Manufacturing Agreement; or (b) the gross negligence or willful misconduct of a Supplier Indemnitee under this Manufacturing Agreement. Supplier’s obligation to Indemnify Buyer Indemnitees pursuant to this Section 11.1.1 shall not apply to the extent that any such Liabilities are the result of a material breach by Buyer of its obligations, representations, warranties or covenants under this Manufacturing Agreement or any Buyer Indemnitee’s gross negligence or willful misconduct. Notwithstanding anything to the contrary in this Manufacturing Agreement, Supplier’s liability arising from this Manufacturing Agreement and the performance hereof shall not exceed [****] Dollars ($[****]) in the aggregate (the “Seller Cap”). Additionally, Supplier’s obligation to Indemnify Buyer Indemnitees shall include lost profits and out-of-pocket costs and expenses. The Seller Cap shall not, nor shall any other limitation set forth in this Manufacturing Agreement, apply to any indemnification obligations where a Third-Party Claim for bodily injury or death arises from the gross negligence or willful misconduct of Supplier.

11.1.2       Indemnification by Buyer. Buyer hereby agrees to Indemnify Supplier and its agents, directors, officers and employees and the respective successors and assigns of any of the foregoing (the “Supplier Indemnitees”) from and against any and all Liabilities resulting from Third-Party Claims against any Supplier Indemnitee arising from or occurring as a result of: (a) any material breach of any of Buyer’s obligations, representations, warranties or covenants under this Manufacturing Agreement; or (b) the gross negligence or willful misconduct of a Buyer Indemnitee. Buyer’s obligation to Indemnify Supplier Indemnitees pursuant to this Section 11.1.2 shall not apply to the extent that any such Liabilities are the result of a material breach by Supplier of its obligations, representations, warranties or covenants under this Manufacturing Agreement or any Supplier Indemnitee’s gross negligence or willful misconduct.

11.1.3       Procedure. To be eligible to be Indemnified hereunder, the indemnified Person shall provide the indemnifying Party with prompt written notice of the Third-Party Claim giving rise to the indemnification obligation pursuant to this Section 11.1.3 and the right to control the defense (with the reasonable cooperation of the indemnified Person) or settlement any such claim; provided, however, that the indemnifying Party shall not enter into any settlement that admits fault, wrongdoing or damages without the indemnified Person’s written consent, such consent not to be unreasonably withheld or delayed. The indemnified Person shall have the right to join, but not to control, at its own expense and with counsel of its choice, the defense of any claim or suit that has been assumed by the indemnifying Party.

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11.1.4       Indemnification under the Purchase Agreement. The Parties agree that to the extent any claims for indemnification can be properly brought under the Purchase Agreement, such claims will be brought under the Purchase Agreement and no indemnity will be available hereunder.

11.2       Product Liability Insurance. Each Party shall, during the Term and for one (1) year after termination or expiration of this Manufacturing Agreement, obtain and maintain at its own cost and expense from a qualified insurance company (provided however that Buyer may satisfy all or part of its obligation through its insurance captive or self-insurance) product liability insurance providing protection against any and all claims, demands, and causes of action arising out of any defects, alleged or otherwise, of the Product(s) or their use, design or Manufacture, or any material incorporated in the Product(s). The amount of coverage shall be a minimum of [****] US Dollars ($[****]) combined single limit coverage for each occurrence for bodily injury or for property damage and shall be provided from an insurance company qualified to write global product liability coverage. Each Party agrees, upon request, to furnish the other Party with a certificate of insurance evidencing such insurance coverage (at the execution of this Manufacturing Agreement and at each subsequent renewal) and shall provide the other Party with a thirty (30) day notice of cancellation or non-renewal of such coverage. Supplier shall provide its current certificate of insurance evidencing such insurance coverage as of the Effective Date. Supplier shall name Buyer as an additional insured on its insurance policies maintained pursuant to this Section 11.2.

Article 12
TERM AND TERMINATION

12.1       Term. The term of this Manufacturing Agreement shall begin on the Effective Date first set forth above, shall remain in effect for a period of five (5) years thereafter (the “Initial Term”) unless it is terminated earlier in accordance with Section 12.2. Thereafter, this Manufacturing Agreement may be renewed by Buyer for up to five (5) successive one (1) year periods (the Initial Term plus any such renewal terms, the “Term”), by Buyer providing notice of its intent to renew this Manufacturing Agreement not less than ninety (90) days prior to the expiration of the then-current Term.

12.2       Termination. Notwithstanding anything to the contrary in this Manufacturing Agreement, this Manufacturing Agreement may be terminated:

12.2.1       in its entirety or with respect to one or more Products, on a Product-by-Product basis, by mutual written consent of Supplier and Buyer;

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12.2.2       in its entirety by either Party upon written notice if any Bankruptcy Event has occurred with respect to the other Party;

12.2.3       in its entirety by either Party upon sixty (60) days’ prior written notice to the other Party if the other Party materially breaches any provision of this Manufacturing Agreement (including a violation of an applicable Law) and fails to cure that breach within such sixty (60) day period;

12.2.4       by Buyer in its entirety or with respect to one or more Products, on a Product-by-Product basis, upon (a) written notice to Supplier if the FDA or other applicable Regulatory Authority orders a Product recall of such Product(s) or suspends or withdraws the applicable Product Regulatory Approval therefor or Buyer reasonably believes, supported by written evidence, that the FDA will take any such action with respect to such Product(s) or (b) after the third (3rd) anniversary of this Manufacturing Agreement, one hundred eighty (180) days’ prior written notice to Supplier for any other reason;

12.2.5       by Buyer in the event of a Failure to Supply in accordance with Section 2.7.2;

12.2.6       by Buyer in the event of a Force Majeure in accordance with Section 15.4;

12.2.7       by Buyer immediately upon written notice to Supplier in the event that the Quality Agreement is terminated;

12.2.8       by Buyer immediately without notice if Supplier has violated the Anti-Corruption Laws pursuant to Section 9.3;

12.2.9       by Buyer immediately upon written notice to Supplier in the event of a negative outcome of an audit under Article 6 or Section 7.5 of this Manufacturing Agreement;

12.2.10       by Buyer upon one hundred twenty (120) days’ written notice to Supplier in the event Buyer incurs Liabilities above the Seller Cap.

12.3       Effects of Termination. Upon termination of this Manufacturing Agreement, in its entirety or with respect to one or more Products, this Manufacturing Agreement shall, except as otherwise provided in this Section 12.3 or Section 12.4, be of no further force or effect; provided, however, that if this Manufacturing Agreement is terminated with respect to one or more Products, but not all Products, then this Manufacturing Agreement shall continue in full force and effect with respect to the applicable Product(s) for which it is not terminated. Upon termination or expiration of this Manufacturing Agreement, in its entirety or with respect to one or more Products, by Buyer in accordance with Section 12.2, Supplier shall disclose to Buyer and/or Buyer’s designee all documentation and other information necessary or reasonably useful to enable Buyer, or its designee, to manufacture the Products in accordance with a technology transfer plan and budget to be mutually agreed by the Parties (the “Technology Transfer Plan”). In addition, on an ongoing basis thereafter, at Buyer’s reasonable request, Supplier will, and will cause its Affiliates, employees, contractors and agents to, cooperate with, disclose and provide reasonable support, expertise and assistance for Buyer or its designee to manufacture such Products. Except in the event Buyer terminates this Manufacturing Agreement in accordance with Sections 12.2.3, 12.2.4(a), 12.2.5, 12.2.6, 12.2.8 or 12.2.9, Buyer shall reimburse Supplier for time expended and expenses incurred by Supplier in providing the assistance and support set forth in this Section 12.3 in accordance with the budget set forth in the Technology Transfer Plan.

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12.4       Nonexclusive Remedy. Exercise of any right of termination afforded to either Party under this Manufacturing Agreement (i) shall not prejudice any other legal rights or remedies either Party have against the other in respect of any breach of the terms and conditions of this Manufacturing Agreement, and (ii) shall be without any obligation or liability arising from such termination other than such obligations expressly arising from termination.

12.5       Survival. Termination of this Manufacturing Agreement (for any reason) shall not affect any accrued rights or liabilities of either Party. Article 5 (Product Testing), Article 6 (Inspection), Article 7 (Regulatory and Quality Responsibilities), Article 10 (Confidentiality), Article 11 (Indemnification and Insurance), Article 14 (Disputes; Governing Law), Article 15 (Miscellaneous), and Sections 3.4 (Recordkeeping), 9.4.7, 9.6 (Product Warranties), 9.8 (Disclaimer), 12.3 (Effects of Termination), 12.4 (Nonexclusive Remedy), 12.5 (Survival), and 12.6 (Right to Sell Inventory) shall survive any expiration or termination of this Manufacturing Agreement.

12.6       Right to Sell Inventory. Upon termination of this Manufacturing Agreement for any reason except for the withdrawal of Regulatory Approval of the Product(s), outstanding purchase orders for, and remaining inventory of, the Product(s) subject to such termination will be determined in good faith by the Parties hereto; provided that all payments hereunder in respect thereof are timely paid in compliance with Article 3 above.

Article 13
RIGHT OF FIRST OFFER

13.1       Right of First Offer.

13.1.1       During the term of this Manufacturing Agreement and subject to the terms set forth in this Section 13.1.1, Buyer shall have a right of first offer if Supplier proposes to sell the Facility to a Third Party. Supplier shall provide Buyer with written notice of any such decision to sell the Facility and any and all information regarding the Facility that Supplier intends to share with a Third Party who is interested in purchasing the Facility (collectively, the “Facility Sale Notice”), and a reasonable opportunity to conduct appropriate due diligence on the Facility and associated workforce. Buyer shall notify Supplier, within ten (10) days of receipt of the Facility Sale Notice, whether it desires to acquire the Facility on such terms and conditions. If Buyer so notifies Supplier that it does desire to acquire the Facility, Buyer and Supplier shall negotiate any remaining terms and conditions governing the sale of the Facility to Buyer promptly and in good faith. If (i) Buyer fails to respond within the ten (10) day period, (ii) Buyer notifies Supplier that it does not desire to acquire the Facility on the terms and conditions offered, or (iii) in the case that Buyer notifies Supplier that it does desire to acquire the Facility, but Buyer and Supplier, despite using good faith efforts, fail to finalize and execute an agreement governing such acquisition by Buyer within fifty (50) days of Supplier’s receipt of Buyer’s notice, Supplier shall have the right, within one hundred twenty (120) days, to offer and sell the Facility to a Third Party on terms and conditions no more favorable to such Third Party than those specified in the Facility Sale Notice; provided that such Third Party shall remain obligated to supply the products to Buyer on the terms and conditions of this Manufacturing Agreement. In the event that Supplier does not consummate the sale of the Facility within the one hundred twenty (120) day period, the rights provided under this Section 13.1.1 shall be revived and the Facility shall not be offered to any Third Party unless first re-offered to Buyer. Notwithstanding anything to the contrary, this Section 13.1.1 shall not prevent Supplier from encumbering the Facility and shall not apply with respect to any Third Party that forecloses upon the Facility.

13.1.2       Supplier shall be solely responsible for all ongoing maintenance costs and capital expenditures associated with the Manufacture of the Product(s), for so long as Supplier is Manufacturing the Product(s).

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Article 14
DISPUTES; GOVERNING LAW

14.1       Discussion by Executives. Except as otherwise provided herein, any dispute, controversy or claim arising under, out of or in connection with this Manufacturing Agreement, including any subsequent amendments, or the validity, enforceability, construction, performance or breach hereof (and including the applicability of this Article 14 to any such dispute, controversy or claim) (each a “Dispute”) shall be first submitted to an executive officer of each of the Parties having authority to resolve such Dispute for attempted resolution by good faith negotiations within ten (10) Business Days. In such event, each Party shall cause its designated executive officer to meet and be available to attempt to resolve such issue. If the Parties should resolve such Dispute, a memorandum setting forth their agreement will be prepared and signed by both Parties if requested by either Party. The Parties shall cooperate in an effort to limit the issues for consideration in such manner as narrowly as reasonably practicable in order to resolve the Dispute.

14.2       Governing Law. This Manufacturing Agreement and all rights and obligations of the Parties arising out of or relating to this Manufacturing Agreement shall be governed by, construed and enforced in accordance with the laws of the State of New York, U.S.A. without giving effect to conflicts of laws principles. The Parties hereby expressly agree that the U.N. Convention on Contracts for the International Sale of Goods shall not apply.

14.3       Jurisdiction. The Parties agree that any Dispute that is not resolved pursuant to Section 14.1 shall be subject to the exclusive jurisdiction of the state and federal courts in New York City, New York, U.S.A. and each Party hereby submits to such jurisdiction.

Article 15
MISCELLANEOUS

15.1       Relationship of the Parties. The Parties agree that the relationship of Supplier and Buyer established by this Manufacturing Agreement is that of independent contractors. Furthermore, the Parties agree that this Manufacturing Agreement does not, is not intended to, and shall not be construed to, establish a partnership or joint venture, and nor shall this Manufacturing Agreement create or establish an employment, agency or any other relationship. Except as may be specifically provided herein, neither Party shall have any right, power or authority, nor shall they represent themselves as having any authority to assume, create or incur any expense, liability or obligation, express or implied, on behalf of the other Party, or otherwise act as an agent for the other Party for any purpose.

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15.2       Expenses. Except as otherwise expressly provided herein, each Party shall bear its own costs, fees and expenses incurred by such Party in connection with this Manufacturing Agreement.

15.3       Licenses and Permits. Each Party shall, at its sole cost and expense, maintain in full force and effect all necessary licenses, permits, and other authorizations required by applicable Law in order to carry out its duties and obligations hereunder.

15.4       Force Majeure. No Party shall be liable for a failure or delay in performing any of its obligations under this Manufacturing Agreement if, but only to the extent that such failure or delay is due to causes beyond the reasonable control of the affected Party, including: (a) acts of God; (b) fire, explosion, or unusually severe weather; (c) war, invasion, riot, terrorism, or other civil unrest; (d) governmental laws, orders, restrictions, actions, embargo or blockages; (e) national or regional emergency; (f) strikes or industrial disputes at a national level which directly impact the affected Party’s performance under this Manufacturing Agreement; or (g) other similar cause outside of the reasonable control of such Party (“Force Majeure”); provided that the Party affected shall promptly notify the other of the Force Majeure condition and shall use reasonable efforts to eliminate, cure or overcome any such causes and resume performance of its obligations as soon as possible. If the performance of any such obligation under this Manufacturing Agreement is delayed owing to such a Force Majeure for any continuous period of more than one hundred eighty (180) days, Buyer shall have the right to terminate this Manufacturing Agreement.

15.5       Notices. Any notice required or permitted to be given hereunder shall be in writing and shall be delivered in person, by a nationally recognized overnight courier, or by registered or certified airmail, postage prepaid to the addresses given below or such other addresses as may be designated in writing by the Parties from time to time, and shall be deemed to have been given upon receipt.

In the case of Supplier:	With a required copy to:

ProPhase Labs, Inc. 621 N. Shady Retreat Road Doylestown, PA 18901 Attention: Robert V. Cuddihy, Jr.	Reed Smith LLP 599 Lexington Avenue New York, NY 10022 Attention: Herbert F. Kozlov, Esq.

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In the case of Buyer:	With required copies to:

Meda Consumer Healthcare Inc. 781 Chestnut Ridge Road EOB 245 Morgantown, WV 26505 Attention: Joseph Duda

Mylan Inc.

1000 Mylan Boulevard

Canonsburg, Pennsylvania 15317

Attention: Global General Counsel

Hogan Lovells US LLP

Columbia Square

555 Thirteenth Street, NW

Washington, DC 20004

Attention: Daniel Keating, Esq.

15.6       Assignment. Neither Party shall at any time, without obtaining the prior written consent of the other Party, assign or transfer this Manufacturing Agreement or subcontract its obligations hereunder to any Person. Notwithstanding the foregoing, Buyer shall be permitted, without the consent of Supplier, to assign this Manufacturing Agreement to its Affiliates or to perform this Manufacturing Agreement, in whole or in part, through its Affiliates, and Buyer may also assign this Manufacturing Agreement, without the consent of Supplier, to any successor or Third Party that acquires all or substantially all of the assets to which this Manufacturing Agreement relates by sale, transfer, merger, reorganization, operation of law or otherwise; provided that the assignee agrees in writing to be bound to the terms and conditions of this Manufacturing Agreement. In the event of an assignment permitted under this Section 15.6, the assigning Party shall notify the other Party in writing of such assignment. This Manufacturing Agreement shall be binding upon and shall inure to the benefit of the Parties and their successors and permitted assigns. Any assignment not in accordance with this Section 15.6 shall be null and void.

15.7       Entire Agreement and Amendment. This Manufacturing Agreement, together with its Schedules and Exhibits, constitutes and contains the entire understanding and agreement of the Parties respecting the subject matter hereof and cancels and supersedes any and all prior and contemporaneous negotiations, correspondence, understandings and agreements between the Parties, whether oral or written, regarding such subject matter. Notwithstanding the foregoing, to the extent the terms and conditions of the body of this Manufacturing Agreement conflict with the terms and conditions of any Schedule hereto, the terms and conditions of the body of this Manufacturing Agreement shall govern. No terms or provisions of this Manufacturing Agreement will be varied or modified by any prior or subsequent statement, conduct or act of either of the Parties, except that the Parties may amend this Manufacturing Agreement by written instruments specifically referring to and executed in the same manner as this Manufacturing Agreement.

15.8       No Third Party Beneficiaries. Except for the rights to indemnification provided for under Article 11 above, all rights, benefits and remedies under this Manufacturing Agreement are solely intended for the benefit of Buyer and Supplier. Except for such rights to indemnification expressly provided pursuant to Article 11, no Third Party shall have any rights whatsoever to (a) enforce any obligation contained in this Manufacturing Agreement; (b) seek a benefit or remedy for any breach of this Manufacturing Agreement; or (c) take any other action relating to this Manufacturing Agreement under any legal theory, including actions in contract, tort (including negligence, gross negligence and strict liability), or as a defense, setoff or counterclaim to any action or claim brought or made by the Parties.

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15.9       Severability. Should one or more of the provisions of this Manufacturing Agreement become void or unenforceable as a matter of law, then such provision shall be ineffective only to the extent of such prohibition or invalidity, without invalidating the remainder of this Manufacturing Agreement, and the Parties agree to negotiate in good faith a valid and enforceable provision therefor which, as nearly as possible, achieves the desired economic effect and mutual understanding of the Parties under this Manufacturing Agreement.

15.10       No Waiver. A waiver by any Party of any of the terms and conditions of this Manufacturing Agreement in any instance will not be deemed or construed to be a waiver of such term or condition for the future, or of any subsequent breach hereof. All rights, remedies, undertakings, obligations and agreements contained in this Manufacturing Agreement will be cumulative and none of them will be in limitation of any other remedy, right, undertaking, obligation or agreement of either Party.

15.11       Compliance with Laws. Both Supplier and Buyer shall perform their obligations under this Manufacturing Agreement in accordance with applicable Law and each Party shall bear its own costs in ensuring compliance therewith. No Party shall, or shall be required to, undertake any activity under or in connection with this Manufacturing Agreement that violates, or which it reasonably believes may violate, any applicable Law.

15.12       English Language. This Manufacturing Agreement shall be written and executed in the English language. Any translation into any other language shall not be an official version thereof, and in the event of any conflict in interpretation between the English version and such translation, the English version shall control.

15.13       Review by Legal Counsel. Each Party agrees that it has read and had the opportunity to review this Manufacturing Agreement with its legal counsel. Accordingly, the rule of construction that any ambiguity contained in this Manufacturing Agreement shall be construed against the drafting Party shall not apply.

15.14       Further Acts. Each Party shall do, execute and perform and shall procure to be done and performed all such further acts, deeds, documents and things as the other Parties may reasonably require from time to time to give full effect to the terms of this Manufacturing Agreement.

15.15       Counterparts. This Manufacturing Agreement may be executed in counterparts, each of which shall be deemed an original, but which together shall constitute one and the same document. This Manufacturing Agreement and any amendments hereto, to the extent signed and delivered by means of electronic reproduction (e.g., portable document format (.pdf)), shall be treated in all manner and respects as an original and shall be considered to have the same binding legal effects as if it were the original signed version thereof delivered in person. At the request of a Party, the other Party shall re-execute original forms thereof and deliver them to the Party who made said request.

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15.16       ProPhase Guaranty. In consideration of, and as an inducement to Buyer entering into this Manufacturing Agreement and performing its respective obligations hereunder, ProPhase hereby irrevocably, absolutely and unconditionally guarantees to Buyer the full performance and payment by Supplier of the covenants, obligations, monetary or otherwise, and undertakings of Supplier pursuant to or otherwise in connection with this Manufacturing Agreement and the consummation of the transactions contemplated hereby (the “ProPhase Guaranteed Obligations”). Any breach of, or other failure to perform, any representation, warranty, covenant, obligation, agreement or undertaking of Supplier shall also be deemed to be a breach or failure to perform ProPhase, and Buyer shall have the right, exercisable in its sole discretion, to pursue any and all available remedies it may have arising out of any such breach or non-performance directly against either or both of Supplier and ProPhase in the first instance. This guarantee is a guarantee of performance and not exclusively of collection. To the fullest extent permitted by Law, ProPhase hereby expressly waives any and all rights or defenses arising by reason of any Law that would otherwise require any election of remedies by Buyer and ProPhase waives promptness, diligence, notice of the acceptance of this guaranty and of ProPhase Guaranteed Obligations, presentment, demand for payment, notice of non-performance, default, dishonor and protest, notice of any ProPhase Guaranteed Obligations incurred and all other notices of any kind, all defenses which may be available by virtue of any valuation, stay, moratorium law or other similar law now or hereafter in effect, any right to require the marshalling of assets of Supplier, and all suretyship defenses generally; provided, however, that notwithstanding the foregoing or anything to the contrary set forth herein, ProPhase shall have all of the same rights and defenses (whether pursuant to limitations on liability, notice requirements or otherwise) as Supplier may have pursuant to the terms of this Manufacturing Agreement, the Transaction Documents and the consummation of the transactions contemplated hereby or thereby. ProPhase acknowledges that it will receive substantial direct and indirect benefits from the transactions contemplated hereby and that the waivers set forth in this Section 15.16 are knowingly made in contemplation of such benefits.

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CONFIDENTIAL TREATMENT GRANTED

UNDER C.F.R. SECTION 240.24b-2. [****]

INDICATES OMITTED MATERIAL THAT HAS BEEN GRANTED

CONFIDENTIAL TREATMENT BY THE COMMISSION.

THE OMITTED MATERIAL

HAS BEEN FILED SEPARATELY WITH THE

COMMISSION.

IN WITNESS WHEREOF, the parties have caused this Manufacturing Agreement to be executed by their respective duly authorized officers as of the Effective Date, each copy of which will for all purposes be deemed to be an original.

Pharmaloz Manufacturing, Inc.		Meda Consumer Healthcare Inc.

By:	/s/ Ted Karkus	By:	/s/ Joseph Duda

Name:	Ted Karkus	Name:	Joseph Duda

Title:	CEO	Title:	President

PROPHASE LABS, INC. (solely with respect to Section 15.16)

By:	/s/ Ted Karkus

Name:	Ted Karkus

Title:	CEO

SCHEDULE 1

PRODUCTS AND PRICE

SCHEDULE 2

GENERAL LEAD TIME AND PURCHASE INTERVAL GUIDANCE

SCHEDULE 3

ACQUIRED INVENTORY AND PRICE

SCHEDULE 4

FORECASTS

SCHEDULE 5

****

Exhibit 3.4

Confidentiality Agreement